Exhibit 10.1

U.S. Department of Justice William D. Weinreb Acting United States Attorney District of Massachusetts

Main Reception: (617) 748-3100	John Joseph Moakley United States Courthouse 1 Courthouse Way Suite 9200 Boston, Massachusetts 02210 September 22, 2017

Joshua S. Levy

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Re: United States v. Aegerion Pharmaceuticals, Inc.

Dear Mr. Levy:

The Acting United States Attorney for the District of Massachusetts and the United States Department of Justice, Consumer Protection Branch (jointly, “the United States”) and your client, Aegerion Pharmaceuticals, Inc. (“Aegerion” or “Defendant”) agree as follows with respect to the above-referenced case:

1.                                      Pleas

At the earliest practicable date, Defendant shall waive indictment and plead guilty to the Information attached to this Plea Agreement as Exhibit A charging it with two misdemeanor violations of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 331(a), 333(a)(1), 352(f)(1), and 352(y). Defendant expressly and unequivocally admits that it committed the crimes charged in the Information and is in fact guilty of those offenses. Defendant also agrees to waive venue, to waive any applicable statute of limitations, and to waive any legal or procedural defects in the Information.

2.                                      Penalties

Defendant faces the following mandatory minimum and maximum penalties:

a.                   A fine of $400,000 ($200,000 per count), or twice the gross gain/loss, whichever is greater. See 18 U.S.C. § 3571(c), (d). The gross gain resulting from the offense is $15,451,827. Thus, the maximum fine is $30,903,653;

b.                   A term of probation of not more than five (5) years. See 18 U.S.C. § 3561(c)(2);

c.                    A mandatory special assessment of $250 ($125 per count). See 18 U.S.C. § 3013;

d.                   Restitution to any victims of the offense; and

e.                    Forfeiture to the extent charged in the Information.

3.                                      Fed. R. Crim. P. 11(c)(1)(C) Plea

This Plea Agreement is made under Fed. R. Crim. P. 11(c)(1)(C), and Defendant’s guilty pleas will be tendered pursuant to that provision. In accordance with Rule 11(c)(1)(C), if the District Court (“Court”) accepts this Plea Agreement, the Court must include the agreed disposition in the judgment. If the Court rejects any aspect of this Plea Agreement, either the United States or Defendant may deem the Plea Agreement null and void. Defendant understands and acknowledges that it may not withdraw its pleas of guilty unless the Court rejects this Plea Agreement under Fed. R. Crim. P. 11(c)(5).

Defendant may seek sentencing by the Court immediately following the Rule 11 plea hearing. The United States does not object to the Court proceeding to sentence Defendant immediately following the Rule 11 plea hearing or in the absence of a Presentence Report in this case. Defendant understands that the decision whether to proceed immediately with the sentencing proceeding following the plea hearing, and to do so without a Presentence Report, is exclusively that of the Court.

4.                                      Sentencing Guidelines

The parties agree jointly to take the following positions at sentencing under the United States Sentencing Guidelines (“USSG” or “Guidelines”). The parties also agree that while the fine provisions of the Guidelines do not apply to organizational defendants for misdemeanor violations of the Federal Food, Drug, and Cosmetic Act, see USSG § 8C2.1, the following is consonant with the Guidelines and takes into account Aegerion’s conduct under 18 U.S.C. §§ 3553 and 3572 and USSG § 8C2.10, as follows:

•                       The base fine is $15,451,827, because this was the reasonably estimated pecuniary gain to Defendant from the offenses. See USSG §8C2.4(a)(2);

•                       Under USSC § 8C2.5, the culpability score is six (6), determined as follows:

(a)              The base culpability score is five (5), under USSG § 8C2.5(a);

(b)              Three (3) points are added because the organization had 200 or more employees and an individual within high-level personnel of the organization participated in,

condoned, or was willfully ignorant of the offenses, under USSG § 8C2.5(b)(3)(A); and

(c)               Two (2) points are deducted because the organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct, under USSG § 8C2.5(g)(2);

•                       Under USSG § 8C2.6, the appropriate multiplier range associated with a culpability score of six is 1.2 to 2.4;

•                       Thus, under USSG § 8C2.7, the Guidelines fine range is $18,542,192 to $30,903,653.

•                       Disgorgement under USSG § 8C2.9 is not necessary.

The parties further agree that under USSG § 8C3.3(b), there is a basis for a reduction in the fine otherwise required by USSG § 8C2.7, in that Aegerion is not able and, even with the use of a reasonable installment schedule, is not likely to become able to pay the minimum Guidelines fine, and that a fine below the Guidelines fine range will result in a reasonable sentence, taking into consideration all of the factors set forth in 18 U.S.C. §§ 3553(a) and 3572.

The United States may, at its sole option, be released from its commitments under this Plea Agreement, including, but not limited to, its agreement that Paragraph 5 constitutes the appropriate disposition of this case, if at any time between Defendant’s execution of this Plea Agreement and sentencing, Defendant:

(a)              Fails to complete a factual basis for the pleas;

(b)              Fails to truthfully admit Defendant’s conduct in the offenses of conviction;

(c)               Falsely denies, or frivolously contests, relevant conduct for which Defendant is accountable under USSG § 1B1.3;

(d)              Gives false or misleading testimony in any proceeding relating to the criminal conduct charged in this case and any relevant conduct for which Defendant is accountable under USSG § 1B1.3;

(e)               Engages in acts that form a basis for finding that Defendant has obstructed or impeded the administration of justice under USSG § 3C1.1;

(f)                Commits a crime; or

(g)               Attempts to withdraw Defendant’s guilty plea.

Nothing in this Plea Agreement affects the United States’ obligation to provide the Court and the U.S. Probation Office with accurate and complete information regarding this case.

5.                                      Agreed Disposition

Under Fed. R. Crim. P. 11(c)(1)(C), the United States and Defendant agree that the following is a reasonable and appropriate disposition of this case, taking into consideration all of the factors set forth in 18 U.S.C. §§ 3553(a) and 3572:

a.                   a criminal fine in the amount of $6,200,000, to be paid in twelve quarterly installments over three years, with the first quarterly payment to occur within ninety calendar days of the date of sentencing and the remaining eleven payments due every ninety days thereafter. Payment of interest from the first payment date on the unpaid principal balance at the rate of 1.75 percent per annum is payable with each quarterly installment of principal, as follows:

Quarter	Payment	Interest	Principal	Balance
				$6,200,000.00
1	$654,902.78	$27,125.00	$627,777.78	$5,572,222.22
2	$652,156.25	$24,378.47	$627,777.78	$4,944,444.44
3	$649,409.72	$21,631.94	$627,777.78	$4,316,666.66
4	$646,663.20	$18,885.42	$627,777.78	$3,688,888.88
5	$477,250.00	$16,138.89	$461,111.11	$3,227,777.77
6	$475,232.64	$14,121.53	$461,111.11	$2,766,666.66
7	$473,215.28	$12,104.17	$461,111.11	$2,305,555.55
8	$471,197.92	$10,086.81	$461,111.11	$1,844,444.44
9	$469,180.55	$8,069.44	$461,111.11	$1,383,333.33
10	$467,163.19	$6,052.08	$461,111.11	$922,222.22
11	$465,145.83	$4,034.72	$461,111.11	$461,111.11
12	$463,128.47	$2,017.36	$461,111.11	$0.00

In accordance with 18 U.S.C. § 3572(d)(3), Defendant will notify the Court of any material change in Defendant’s economic circumstances that might affect Defendant’s ability to pay the fine. Upon receipt of such notice, the Court may, on its own motion or the motion of any party, adjust the payment schedule, or require immediate payment in full, as the interests of justice require.

b.                   a mandatory special assessment in the amount of $250, payable to the Clerk of the Court on or before the date of sentencing;

c.                    forfeiture in the amount of $1,000,000, to be paid within three business days of the date of sentencing;

d.                   in light of the Civil False Claims Act Settlement Agreement in the pending civil action captioned United States ex rel. Michelle Clarke et al. v. Aegerion Pharmaceuticals, Inc., et al., No. 13-CV-11785-RWZ (D. Mass.) and Aegerion’s inability to pay, the parties agree that no restitution shall be awarded in this criminal case, 18 U.S.C. § 3663(a)(3); and that the complication and prolongation of the sentencing process that would result from an attempt to fashion a proper restitution order under 18 U.S.C. § 3663 outweighs the need to provide restitution to any non-governmental victims in this case, 18 U.S.C. § 3663(a)(1)(B)(ii); and

e.                    in light of Aegerion’s commitment to make certain certifications and resolutions to the United States as provided in Paragraph 10 below; enter into the attached three-year Deferred Prosecution Agreement (Exhibit B) with the United States concerning additional criminal liability; enter into a five-year Corporate Integrity Agreement with the Department of Health and Human Services, Office of Inspector General; and enter into a Civil Consent Decree of Permanent Injunction to be monitored by the Food and Drug Administration, Aegerion will not be placed on probation.

6.                                      No Further Prosecution of Aegerion

Under Fed. R. Crim. P. 11(c)(1)(A), the United States agrees that, other than the charges in the attached Information, the charges described in the parties’ separate Deferred Prosecution Agreement, and potential charges resulting from any investigations of Aegerion regarding possible violations of the Foreign Corrupt Practices Act and related offenses in connection with the sales and marketing of Aegerion products to foreign customers, it shall not further prosecute Aegerion for any additional federal criminal charges with respect to the conduct: (a) covered by the Information; (b) that was the subject of the investigation of Aegerion by the U.S. Attorney’s Office for the District of Massachusetts into the sales, promotion, and marketing and patient on-boarding practices in connection with Aegerion’s product, Juxtapid; or (c) currently known to the United States regarding sales, promotion, and marketing and patient on-boarding practices in connection with Aegerion’s product, Juxtapid.

This declination is expressly contingent on (i) the guilty pleas of Aegerion to the attached Information being accepted by the Court and not withdrawn or otherwise challenged by Aegerion; and (ii) Aegerion’s performance of all of its obligations, including without limitation its cooperation obligations, as set forth in this Plea Agreement. If Aegerion’s guilty pleas are not accepted by the Court or are withdrawn for any reason, or if Aegerion should fail to perform an obligation under this Plea Agreement or the attached Civil False Claims Act Settlement Agreement (Exhibit C), this declination of prosecution shall be null and void.

The United States reserves the right to prosecute any individual, including but not limited to present and former officers, directors, employees, and other agents of Aegerion, in connection with the conduct encompassed by this Plea Agreement, within the scope of the grand jury investigation, or known to the United States.

7.                                      Waiver of Right to Appeal and to Bring Future Challenge

a.                   Defendant has conferred with its attorney and understands that it has the right to challenge its conviction in the United States Court of Appeals for the First

Circuit (“direct appeal”). Defendant also understand that, in some circumstances, Defendant may be able to challenge its conviction in a future proceeding (collateral or otherwise), such as pursuant to a motion under 28 U.S.C. § 2255 or 28 U.S.C. § 2241. Defendant waives any right to challenge Defendant’s conviction on direct appeal or in any future proceeding (collateral or otherwise).

b.                   Defendant has conferred with its attorney and understands that defendants ordinarily have a right to challenge in a direct appeal their sentences (including any orders relating to the terms and conditions of supervised release, fines, forfeiture, and restitution) and may sometimes challenge their sentences (including any orders relating to the terms and conditions of supervised release, fines, forfeiture, and restitution) in a future proceeding (collateral or otherwise), such as under 28 U.S.C. § 2255, 28 U.S.C. § 2241, or 18 U.S.C. § 3582. The rights that are ordinarily available to a defendant are limited when a defendant enters into a Rule 11(c)(1)(C) agreement. In this case, Defendant waives any rights Defendant may have to challenge the agreed-upon sentence (including any agreement relating to the terms and conditions of supervised release, fines, forfeiture, and restitution) on direct appeal and in a future proceeding (collateral or otherwise), such as under 28 U.S.C. § 2255 and 28 U.S.C. § 2241. Defendant also waives any right Defendant may have under 18 U.S.C. § 3582 to ask the Court to modify the sentence, even if the USSG are later amended in a way that appears favorable to Defendant. Defendant also agrees not to challenge the sentence in an appeal or future proceeding (collateral or otherwise) even if the Court rejects one or more positions advocated by any party at sentencing. In sum, Defendant understands and agrees that in entering into this Plea Agreement, the parties intend that Defendant will receive the benefits of the Plea Agreement and that the sentence will be final.

c.                    The United States agrees that it will not appeal the imposition by the Court of the sentence agreed to by the parties as set out in Paragraph 5, even if the Court rejects one or more provisions advocated by either party at sentencing.

d.                   Regardless of the previous subparagraphs, Defendant reserves the right to claim that: (i) Defendant’s lawyer rendered ineffective assistance of counsel under Strickland v. Washington; or (ii) the prosecutors in this case engaged in misconduct that entitles Defendant to relief from Defendant’s conviction or sentence.

8.                                      Cooperation

Aegerion acknowledges that its prior, ongoing, and future cooperation is important and a material factor underlying the decision by the United States to enter into this Plea Agreement. Aegerion therefore agrees to continue to cooperate fully and actively with the United States, and any other agency of the federal government designed by the United States regarding any matter about which Aegerion has knowledge or information in any ongoing investigation, trial, or other proceeding arising out of any ongoing federal investigation on the subject matter identified in paragraphs 6(a) to 6(b) above. Aegerion shall use reasonable best efforts to cooperate with respect to the subject matter identified in paragraphs 6(a) to 6(b) above and such cooperation shall include, but not be limited to the following:

a.                   Completely and truthfully disclosing all non-privileged information in its possession about which the United States may reasonably inquire, including but not limited to all information about activities of Aegerion and present and former officers, directors, employees, and agents of Aegerion;

b.                   Assembling, organizing, and providing all non-privileged documents, records, and other evidence in Aegerion’s possession, custody, or control as may reasonably be requested by the United States;

c.                    Using its reasonable best efforts to make available its present and former officers, directors, and employees to provide information and/or testimony as requested by the United States, including testimony before a grand jury, a trial court, other court proceeding, as well as interviews with law enforcement authorities. Cooperation under this paragraph shall include identification of witnesses who have material information concerning any criminal prosecution and/or trial, civil trial, or other legal proceedings brought by the United States against any present or former officer, director, or employee of Aegerion;

d.                   Providing testimony or information necessary to identify or establish the original location, authenticity, or other basis for admission into evidence of documents or physical evidence in any criminal or other proceeding as requested by the United States; and

e.                    Providing active assistance, including assistance by current counsel and/or successor counsel, internal or external, in connection with any investigation, criminal prosecution, and/or trial, civil trial, or other legal proceeding brought by the United States against any present or former officer, director, or employee of Aegerion.

However, notwithstanding any provision of this Plea Agreement, Aegerion is not required to: (1) request of its current or former officers, agents, or employees that they forego seeking the advice of an attorney or that they act contrary to that advice; (2) take any action against its officers, agents, or employees for following their attorney’s advice; or (3) waive any claim of privilege or work product protection.

9.                                      Forfeiture

Defendant understands that the Court will, upon acceptance of Defendant’s guilty pleas, enter an order of forfeiture as part of Defendant’s sentence, and that the order of forfeiture may include assets directly or indirectly traceable to Defendant’s offense, substitute assets, and/or a money judgment equal to the value of the property derived from the offense.

The assets to be forfeited specifically include, without limitation, $1,000,000 in United States currency. Defendant admits that $1,000,000 in United States currency is subject to forfeiture on the grounds that it constitutes, or is derived from, gross proceeds traceable to the commission of Counts One and Two of the Information. Defendant agrees to consent to the entry of orders of forfeiture for such property, including the entry of an order of forfeiture for a money judgment in the amount of $1,000,000, and Defendant waives the requirements of Federal Rules of Criminal Procedure 11(b)(1)(J), 32.2, and 43(a) regarding notice of the forfeiture in the charging instrument, advice regarding the forfeiture at the plea hearing, announcement of the forfeiture at sentencing, and incorporation of the forfeiture in the judgment. Defendant understands and agrees that forfeiture shall not satisfy or affect any fine, lien, penalty, restitution, or any other debt owed to the United States. Defendant understands and agrees that forfeiture shall not satisfy or affect any fine, lien, penalty, restitution, cost of imprisonment, tax liability or any other debt owed to the United States. Defendant further agrees that, no later than three business days after sentencing, the Defendant shall deliver to the U.S. Attorney’s Office, Asset Forfeiture Unit, a cashier’s check for $1,000,000 in United States currency, made payable to the United States Marshals Service.

Defendant agrees to assist fully in the forfeiture of the foregoing assets. Defendant also agrees to waive all constitutional, legal, and equitable challenges (including direct appeal, habeas corpus, or any other means) to any forfeiture carried out in accordance with this Plea Agreement. Defendant agrees not to challenge or seek review of any civil or administrative forfeiture of any property subject to forfeiture under this Plea Agreement, and will not assist any third party with regard to such challenge or review.

Defendant hereby waives and releases any claims Defendant may have to any vehicles, currency, or other personal property seized by the United States, or seized by any state or local law enforcement agency and turned over to the United States, during the investigation and prosecution of this case, and consents to the forfeiture of all such assets.

10.                               Certifications and Resolutions

Aegerion agrees to make certain certifications and resolutions to the United States as follows:(1)

(1) Consistent with the U.S. Department of Justice’s Freedom of Information Act (“FOIA”) procedures, the United States shall make reasonable efforts to notify Aegerion prior to any release by the Department of Justice of information submitted by Aegerion pursuant to its obligations under this Plea Agreement and identified upon submission of Aegerion as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, Aegerion shall have the rights set forth under said procedures.

a.                   Aegerion will conduct the reviews described in this Paragraph for each of three (3) Review Periods. The duration of the first and second Review Periods each will be one year, beginning with the first one-year period following the entry of the guilty pleas in this matter. The duration of the third Review Period will be nine months. Aegerion will provide the certifications and resolutions described in this Paragraph to the Government within one hundred twenty (120) days following the end of each of the first and second Review Periods, and within sixty (60) days following the end of the third Review Period.

b.                   Following the end of each Review Period, the President of Aegerion shall conduct a review of Aegerion’s compliance with its obligations under this Plea Agreement and the Civil Consent Decree of Permanent Injunction referred to in Paragraph 5(e) above for the preceding Review Period. Based on his or her review, the President shall submit to the United States a signed certification stating that, to the best of his or her knowledge based on a reasonable inquiry, during the preceding Review Period, Aegerion (1) complied with all its obligations under this Plea Agreement, including its obligations to cooperate with and make reports to the United States; and (2) complied with all its obligations under the Civil Consent Decree of Permanent Injunction. The certification shall summarize the review described above. If the President of Aegerion is unable to provide any part of this certification as specified herein, he or she shall provide a detailed explanation of why he or she is unable to provide such certification. The certification and detailed explanation shall be sworn to under the pains and penalty of perjury and shall set forth that the representations contained therein may be provided to, relied upon, and material to the United States, and that a knowing false statement could result in criminal or civil liability for the signatory.

c.                    Following the end of each Review Period, the Board of Directors of Novelion Therapeutics Inc. (or any future parent company of Aegerion), or a designated Committee thereof (the “Board”), shall conduct a review of Aegerion’s compliance with its obligations under this Plea Agreement and the Civil Consent Decree of Permanent Injunction referred to in Paragraph 5(e) above for the preceding Review Period. The Board shall evaluate Aegerion’s compliance by, at a minimum, receiving updates about the activities of management employees responsible for ensuring compliance with this Plea Agreement and the Civil Consent Decree of Permanent Injunction, and updates about the adoption and implementation of policies, procedures, and practices as it relates to such compliance. Based on its review, the Board shall submit to the United States a resolution that summarizes its review and oversight as set forth above and that includes, at a minimum, the following language:

The Board of Directors of Novelion Therapeutics Inc. [or any future parent company of Aegerion] (or a designated Committee of the Board)

has made a reasonable inquiry as described in Paragraph 10 of the Plea Agreement with Aegerion concerning Aegerion’s compliance with its obligations under the Plea Agreement and the Civil Consent Decree of Permanent Injunction for the preceding Review Period, [insert date range], including the performance of management employees responsible for ensuring such compliance. Based on its reasonable inquiry and review, the Board has concluded that, to the best of its knowledge, Aegerion has complied with all of its obligations under the Plea Agreement and the Civil Consent Decree of Permanent Injunction.

If the Board is unable to provide any part of this statement, it shall include in the resolution a written explanation of the reasons why it is unable to provide such a statement.

d.                   The certifications and resolutions referenced in this Paragraph shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to:

Chief, Health Care Fraud Unit

U.S. Attorney’s Office for the District of Massachusetts

John Joseph Moakley Federal Courthouse

One Courthouse Way

Boston, MA 02210

and

Director, Consumer Protection Branch

U.S. Department of Justice

450 5th Street, NW

Washington, DC 20530

e.                    The United States’ acceptance of delivery of any certification or resolution referenced in this Paragraph, or the absence of any response thereto, is not, and shall not be construed as, evidence of compliance with this Plea Agreement; the Civil Consent Decree of Permanent Injunction; the Federal Food, Drug, and Cosmetic Act; or any other applicable laws, policies, or procedures. The certifications and resolutions referenced in this Paragraph are in addition to, and not in lieu of, any obligation Aegerion may have under the Civil Consent Decree of Permanent Injunction.

11.          Civil Liability

By entering into this Plea Agreement, the United States does not compromise any civil or administrative liability, including but not limited to any tax liability, Defendant may have incurred or may incur as a result of Defendant’s conduct and pleas of guilty to the charges specified in Paragraph 1 of this Plea Agreement.

Defendant’s civil liability to the United States in connection with certain of the matters under investigation by the United States is resolved in the attached Civil False Claims Act Settlement Agreement (Exhibit C) according to the terms of that Agreement.

12.          Waiver of Defenses

Should Defendant move to withdraw or otherwise challenge its guilty plea at any time, should Defendant breach this Plea Agreement, or should the Court reject the parties’ agreed-upon disposition in this case or any other aspect of this Plea Agreement, Defendant agrees to waive any defenses based upon the statute of limitations, the constitutional protection against pre-indictment delay, and the Speedy Trial Act with respect to any and all charges that could have been timely brought or pursued as of the date of this Plea Agreement.

13.          Breach of Plea Agreement

If the United States determines that Aegerion has failed to comply with any material provision of this Plea Agreement, the United States may, at its sole option, be released from its commitments under this Plea Agreement in its entirety by notifying Aegerion, through counsel or otherwise, in writing. The United States may also pursue all remedies available under the law, even if it elects not to be released from its commitments under this Plea Agreement. Aegerion recognizes that no such breach by Aegerion of an obligation under this Plea Agreement shall be grounds for withdrawal of its guilty plea. Aegerion understands that should it breach any provision of this Plea Agreement, the United States will have the right to use against Aegerion before any grand jury, at any trial or hearing, or for sentencing purposes, any statements that may be made by Aegerion, and any information, materials, documents, or objects that may be provided by it to the government subsequent to this Plea Agreement, without any limitation.

In the event Aegerion at any time hereafter breaches any provision of this Plea Agreement, Aegerion understands that (1) the United States will, as of the date of that breach, be relieved of any obligations it may have in this Plea Agreement and the attached Civil False Claims Act Settlement Agreement, including but not limited to the promise not to further prosecute Aegerion as set forth in this Plea Agreement; and (2) Aegerion will not be relieved of its obligation to make the payments set forth in this Plea Agreement and the attached Civil False Claims Act Settlement Agreement, nor will it be entitled to return of any monies already paid. Moreover, in the event of a material breach of this Plea Agreement, Aegerion understands and agrees that the United States may pursue any and all charges that might otherwise have been brought but for this Plea Agreement, and Aegerion hereby waives, and agrees it will not interpose, any defense to any charges brought against it that it might otherwise have under the Constitution for pre-indictment delay, any statute of limitations, or the Speedy Trial Act.

14.          Who Is Bound by Plea Agreement

On the matters set forth in Paragraph 6 above, this Plea Agreement is binding upon Aegerion, the United States Attorney for the District of Massachusetts, and the Consumer Protection Branch of the United States Department of Justice. Aegerion understands that this

Plea Agreement does not bind any state or local prosecutive authorities, the Fraud Section of the Civil Division of the U.S. Department of Justice, the Tax Division of the U.S. Department of Justice, or the Internal Revenue Service of the U.S. Department of the Treasury.

15.          Corporate Authorization

Aegerion’s acknowledgement of this Plea Agreement and execution of this Plea Agreement is attached as Exhibit D.

16.          Complete Plea Agreement

This Plea Agreement and the attachments hereto set forth the complete and only agreement between the parties relating to the disposition of the Information described in Paragraph 1. No promises, representations, or agreements have been made other than those set forth in this Plea Agreement and its attachments. This Plea Agreement supersedes prior understandings, if any, of the parties, whether written or oral. This Plea Agreement can be modified or supplemented only in a written memorandum signed by the parties or on the record in Court.

If this letter accurately reflects the agreement between the United States and your client, Aegerion, please have the authorized representative of Aegerion sign the Corporate Acknowledgment of Plea Agreement, and please sign the certification (Exhibit D). Return the original of the Corporate Acknowledgment of Plea Agreement to Assistant U.S. Attorney Kriss Basil.

Very truly yours,

William D. Weinreb
Acting United States Attorney

By:	/s/ K. Nathaniel Yeager
K. Nathaniel Yeager
Chief, Health Care Fraud Unit

/s/ Kriss Basil
Kriss Basil
Young Paik
Assistant U.S. Attorneys

By:	/s/ Shannon Pedersen
Shannon Pedersen
Trial Attorney
Consumer Protection Branch
U.S. Department of Justice

EXHIBIT D

Corporate Acknowledgement of Plea Agreement

The Board of Directors (“Board”) has authorized me to execute this Plea Agreement on behalf of Aegerion Pharmaceuticals, Inc. (“Aegerion”) and to take all such actions as may be necessary to effectuate this Plea Agreement. The Board has read this Plea Agreement and all attached exhibits in their entirety and has discussed them fully in consultation with Aegerion’s counsel. The Board acknowledges that this Plea Agreement and attached exhibits fully set form Aegerion’s agreement with the United States as it relates to the charges in the Information. The Board further states that no additional promises or representations have been made to the Board by any official of the Unites States in connection with the charges in the Information.

Dated:	9-18-17	/s/ Jennifer Fitzpatrick
Aegerion Pharmaceuticals, Inc.

/s/ Joshua S. Levy
Joshua S. Levy
Ropes & Gray
Attorney for Defendant Aegerion
Pharmaceuticals, Inc.